Calculation of Filing Fee Tables
S-8
METHODE ELECTRONICS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.50 par value per share	Other	4,659,845	$ 13.76	$ 64,119,467.20	0.0001381	$ 8,854.90
Total Offering Amounts:						$ 64,119,467.20		$ 8,854.90
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,854.90
Offering Note
[1]	This registration Statement on Form S-8 relates to shares of common stock, $0.50 par value per share ("Common Stock") of Methode Electronics, Inc. (the "Registrant") that may be issued under the Registrant's 2026 Omnibus Incentive Plan (the "2026 Plan"). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers any additional shares of Common Stock that become issuable under the 2026 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of outstanding shares of Common Stock. The amounts in this table include (a) 2,000,000 shares of Common Stock initially authorized for issuance under the 2026 Plan, (b) 866,000 shares of Common Stock, which represents an estimated number of shares that may again become available for delivery with respect to awards under the 2026 Plan as a result of awards under the 2026 Plan being forfeited, expiring, or being settled for cash (in whole or in part), or as a result of the tender or withholding of shares in order to satisfy withholding tax liabilities arising from an award under the 2026 Plan (other than stock options or stock appreciation rights), (c) 868,580 shares of Common Stock that remained available for issuance under the Methode Electronics, Inc. 2022 Omnibus Incentive Plan (the "2022 Plan") as of the effective date of the 2026 Plan (the "Effective Date), and that have become available for issuance under the 2026 Plan pursuant to the terms of such plan, and (d) 925,265 shares of Common Stock, which represents an estimated number of shares underlying awards issued under the 2022 Plan and outstanding as of the Effective Date, that have become or may become issuable under the 2026 Plan to the extent such awards have thereafter been or will thereafter be forfeited or terminated, expire unexercised, are settled for cash in lieu of stock, or are exchanged for an award that does not involve shares of common stock, or to the extent shares underlying such outstanding awards (other than stock options and stock appreciation rights) are withheld or tendered after the Effective Date to satisfy withholding tax liabilities arising from such awards. Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant's registration fee on the basis of $13.76 per share, which is the average of the high and low prices of Common Stock, as reported on the New York Stock Exchange on September 10, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources